SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

WESCO International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	25-1723342
(State of Incorporation or Organization)	(IRS Employer Identification Number)

225 West Station Square Drive Suite 700 Pittsburgh, PA	15219
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Share Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

Item 1.	Description of Securities To Be Registered.

On July 17, 2020, WESCO International, Inc., a Delaware corporation (“WESCO”), announced that its Board of Directors has declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of WESCO (“WESCO Common Stock”), and adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of July 17, 2020 (the “Rights Agreement”), by and between WESCO and Computershare Trust Company, N.A., as rights agent. The dividend is payable on July 27, 2020 to WESCO stockholders of record as of the close of business on July 27, 2020.

Each Right will allow its holder to purchase from WESCO one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, for $250, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference.  The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of WESCO’s Current Report on Form 8-K filed on July 17, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description

3.1
Certificate of Designations of Series B Junior Participating Preferred Stock of WESCO International, Inc. (incorporated by reference to Exhibit 3.1 to WESCO International, Inc.’s Current Report on Form 8-K filed on July 17, 2020).

4.1
Rights Agreement, dated as of July 17, 2020, between WESCO International, Inc. and Computershare Trust Company, N.A., as rights agent, which includes the form of Certificate of Designations as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to WESCO International, Inc.’s Current Report on Form 8-K filed on July 17, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 17, 2020

WESCO INTERNATIONAL, INC.

	By:	/s/ David S. Schulz
Name:	David S. Schulz
Title:	Executive Vice President and Chief Financial Officer